Exhibit 99.1

Coach Reports Third Quarter Earnings Per Share of $0.36 Excluding Transformation Actions; $0.32 on a GAAP Basis

NEW YORK--(BUSINESS WIRE)--April 28, 2015--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle collections, today announced sales of $929 million for its third fiscal quarter ended March 28, 2015, compared with $1.10 billion reported in the same period of the prior year, a decrease of 15%. Reported sales would have been 3% higher excluding the impact of currency. Net income for the period totaled $100 million, with earnings per diluted share of $0.36, excluding transformation-related charges. Reported net income totaled $88 million, with earnings per diluted share of $0.32. This compared to net income of $191 million and earnings per diluted share of $0.68 in the prior year’s third quarter.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are pleased with our third quarter performance which was consistent with our plan and annual guidance despite the increased negative impact of foreign exchange on our top-line results. As was the case in our second quarter, we drove sequential improvement in our North America bricks and mortar business while further reducing our eOutlet events. In addition, our international businesses posted moderate growth on a constant currency basis, highlighted by double-digit increases in Europe and China. Importantly, our brand transformation remains on track across the three key brand pillars, as we continued to open and renovate modern luxury concept stores globally, successfully introduced Stuart Vevers’s product in our outlet channel and had an overwhelmingly positive reception to our third New York Fashion Week presentation.”

For the third quarter, on a non-GAAP basis, operating income totaled $146 million, compared to $263 million reported in the year-ago period, while operating margin was 15.8% versus 23.9% reported for the prior year. During the quarter, on a non-GAAP basis, gross profit was $665 million from $781 million a year ago, and gross margin was 71.6% versus 71.1% in the prior year. SG&A expenses as a percentage of net sales totaled 55.8% on a non-GAAP basis, as compared to 47.2% reported in the year-ago quarter.

For the quarter, reported operating income totaled $124 million, while operating margin was 13.3%. Reported gross profit was $665 million, while gross margin was 71.6%. SG&A expenses, as a percentage of net sales, totaled 58.3% on a reported basis.

For the nine months ended March 28, 2015, net sales were $3.19 billion, down 13% from the $3.67 billion reported in the first nine months of fiscal 2014. On a constant currency basis, sales declined 11% for the period. Net income totaled $446 million, with earnings per diluted share of $1.61, excluding transformation-related charges and acquisition costs. Reported net income for the nine-month period totaled $391 million, with earnings per diluted share of $1.41. This compared to net income of $706 million and earnings per diluted share of $2.51 reported in the prior year’s first nine months.

During the third quarter of FY15, the company recorded charges of $23 million under its multi-year transformation plan. These charges consisted primarily of accelerated depreciation for renovations, lease termination costs related to store closures and organizational efficiency costs. These actions increased the company’s SG&A expenses by $23 million, negatively impacting net income by $12 million after tax or $0.04 per diluted share in the third quarter. During the first nine months of fiscal 2015 the company recorded total transformation-related charges of $80 million increasing SG&A expenses by $75 million in total, cost of sales by $5 million, reducing net income by $53 million after tax or $0.19 per diluted share for the current nine-month period. In addition, the company recorded costs of $4 million associated with the pending acquisition of Stuart Weitzman in the second quarter which impacted net income by $2 million after tax or $0.01 per diluted share.

Third fiscal quarter sales results in each of Coach’s segments were as follows:

  Total North American sales decreased 24% to $493 million from $648 million last year, as expected. North American direct sales declined 23% for the quarter with comparable store sales down 23% including the impact of reduced eOutlet events, which pressured total comparable stores sales by about 11 percentage points. At POS, sales in North American department stores declined about 30% versus prior year, as expected, reflecting the elimination of Coach-specific promotional events from the prior year, while shipments into department stores declined similarly.
  International sales decreased 3% to $428 million from $441 million last year. On a constant currency basis, International sales grew 4%. Sales in China rose 10% on a constant currency basis and 8% in dollars with positive comparable store sales and slower distribution growth. In Japan, sales declined 11% on a constant currency basis, better than expected given last year’s double-digit gain prior to the April 1st tax increase. Dollar sales in Japan were 23% below the prior year, reflecting the weaker yen. Constant currency sales for the remaining directly operated businesses in Asia grew modestly while Europe remained strong, growing at a double digit pace. At POS, sales in international wholesale locations were essentially flat with prior year while shipments rose significantly due to timing.

Victor Luis added, “We’re excited by the strong results we’re continuing to generate in our new and renovated stores globally, most notably in North America. During the last quarter, we also took significant action towards fleet optimization, closing a total of 43 retail stores and 12 outlet stores in North America, taking us to 56 and 13 closures, respectively for these channels year-to-date. Importantly, we continued to reduce promotional impressions - a critical component of our brand transformation strategy. Our North America quarterly brand tracking survey showed further improvement among category drivers that Coach is perceived as less promotional, while our brand affinities remained strong overall.”

“During the fourth quarter, we will be focused on our aggressive remodel and store opening schedule, welcoming and integrating Stuart Weitzman to the Coach family, and formulating the plans to celebrate our 75th anniversary, starting this fall. We continue to be focused on the execution of our strategy, elevating Coach’s perception in the mind of our consumers and reinvesting in the brand. We are confident in our ability to build upon our New York heritage of authenticity and craftsmanship to drive brand relevance and sustainable growth over our planning horizon,” Mr. Luis concluded.

Coach will host a conference call to review third fiscal quarter results at 8:30 a.m. (EDT) today, April 28, 2015. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of this call will be available for five business days on the Coach website.

The Company expects to report fourth quarter and fiscal year-end financial results on Tuesday, August 4, 2015. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, established in New York City in 1941, is a leading design house of modern luxury accessories and lifestyle collections with a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “ahead,” “estimate,” “on track,” “on course,” “forward to,” “future,” “to lead,” “to provide,” “to delivering,” “remains,” “to build,” “to drive,” “believe,” “to reinvigorate,” “to achieve,” “to enable,” “return to,” “to execute,” “are positioned to,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2014 and our other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Nine Months Ended March 28, 2015 and March 29, 2014
(in millions, except per share data)
(unaudited)

	QUARTER ENDED		NINE MONTHS ENDED
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net sales	$929.3	$1,099.6	$3,187.5	$3,670.0

Cost of sales	263.8	318.3	966.6	1,079.4

Gross profit	665.5	781.3	2,220.9	2,590.6

Selling, general and administrative expenses	541.5	518.6	1,641.7	1,570.3

Operating income	124.0	262.7	579.2	1,020.3

Interest (expense) income, net	(1.2)	(2.0)	(0.1)	1.6

Income before provision for income taxes	122.8	260.7	579.1	1,021.9

Provision for income taxes	34.7	70.0	188.4	315.8

Net Income	$88.1	$190.7	$390.7	$706.1

Net income per share:

Basic	$0.32	$0.69	$1.42	$2.53

Diluted	$0.32	$0.68	$1.41	$2.51

Shares used in computing
net income per share:

Basic	275.9	276.1	275.5	278.9

Diluted	277.4	278.8	276.8	281.6

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended March 28, 2015 and March 29, 2014
(in millions, except per share data)
(unaudited)

	March 28, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	(Excluding Items)

Gross profit	$665.5	$-	$-	$665.5

Selling, general and administrative expenses	$541.5	$22.5	$-	$519.0

Operating income	$124.0	$(22.5)	$-	$146.5

Income before provision for income taxes	$122.8	$(22.5)	$-	$145.3

Provision for income taxes	$34.7	$(10.4)	$-	$45.1

Net income	$88.1	$(12.1)	$-	$100.2

Diluted net income per share	$0.32	$(0.04)	$-	$0.36

	March 29, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions	Costs	(Excluding Items)

Gross profit	$781.3	$-	$-	$781.3

Selling, general and administrative expenses	$518.6	$-	$-	$518.6

Operating income	$262.7	$-	$-	$262.7

Income before provision for income taxes	$260.7	$-	$-	$260.7

Provision for income taxes	$70.0	$-	$-	$70.0

Net income	$190.7	$-	$-	$190.7

Diluted net income per share	$0.68	$-	$-	$0.68

(1) Charges related to accelerated depreciation and lease termination charges as a result of store updates and closures as well as organizational efficiency charges.
(2) Represents consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Nine Months Ended March 28, 2015 and March 29, 2014
(in millions, except per share data)
(unaudited)

	March 28, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	(Excluding Items)

Gross profit	$2,220.9	$(5.0)	$-	$2,225.9

Selling, general and administrative expenses	$1,641.7	$74.7	$3.5	$1,563.5

Operating income	$579.2	$(79.7)	$(3.5)	$662.4

Income before provision for income taxes	$579.1	$(79.7)	$(3.5)	$662.3

Provision for income taxes	$188.4	$(26.5)	$(1.2)	$216.1

Net income	$390.7	$(53.2)	$(2.3)	$446.2

Diluted net income per share	$1.41	$(0.19)	$(0.01)	$1.61

	March 29, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions	Costs	(Excluding Items)

Gross profit	$2,590.6	$-	$-	$2,590.6

Selling, general and administrative expenses	$1,570.3	$-	$-	$1,570.3

Operating income	$1,020.3	$-	$-	$1,020.3

Income before provision for income taxes	$1,021.9	$-	$-	$1,021.9

Provision for income taxes	$315.8	$-	$-	$315.8

Net income	$706.1	$-	$-	$706.1

Diluted net income per share	$2.51	$-	$-	$2.51

(1) Charges related to accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges, and charges related to the destruction of inventory.

(2) Represents consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At March 28, 2015, June 28, 2014 and March 29, 2014
(in millions)
(unaudited)

	March 28,	June 28,	March 29,
	2015	2014	2014
ASSETS

Cash, cash equivalents and short-term investments	$2,021.2	$868.6	$774.9
Receivables	196.9	198.6	197.7
Inventories	456.9	526.2	583.7
Other current assets	223.0	261.8	233.8

Total current assets	2,898.0	1,855.2	1,790.1

Property and equipment, net	668.4	713.9	742.0
Other noncurrent assets	946.3	1,094.0	1,048.5

Total assets	$4,512.7	$3,663.1	$3,580.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$165.3	$153.9	$109.8
Accrued liabilities	518.2	518.7	467.6
Current debt	7.5	140.5	210.5

Total current liabilities	691.0	813.1	787.9

Long-term debt	889.2	-	-
Other liabilities	392.2	429.4	403.4

Stockholders' equity	2,540.3	2,420.6	2,389.3

Total liabilities and stockholders' equity	$4,512.7	$3,663.1	$3,580.6

COACH, INC.

Store Count

At December 27, 2014 and March 28, 2015

(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count:	December 27, 2014	(Closures)	March 28, 2015

North America	532	(54)	478

Japan	200	(2)	198

China (PRC, Hong Kong & Macau)	161	4	165

Asia - Other	97	4	101

Europe	31	0	31

CONTACT:
Coach
Analysts/Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations & Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations